UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2021 (September 30, 2021)

Assisted 4 Living, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-226979	82-1884480
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5115 East SR 64 Bradenton, Florida	34208
(Address of Principal Executive Office)	(Zip Code)

(855) 668-3331

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2021, Assisted 4 Living, Inc., a Nevada corporation (the “Company”), along with certain direct and indirect wholly-owned subsidiaries, executed into a Second Amendment to Credit Agreement made as of September 30, 2021 (the “Second Amendment”) with Gemino Healthcare Finance, LLC (“Gemino”). The Second Amendment amends that certain Credit Agreement dated May 9, 2019 by and among Trillium Healthcare Group, LLC (“Trillium”), its direct and indirect wholly-owned subsidiaries (the “Trillium Group”) and Gemino (the “Credit Agreement”). The Credit Agreement was previously amended on April 30, 2020 pursuant to a Waiver and First Amendment to Credit Agreement (the “First Amendment”).

The Credit Agreement was entered into in connection with a $10 million credit facility to be used for working capital and general business purposes, and secured by a first priority perfected security interest in the assets of Trillium and the Trillium Group. The credit facility terminates on May 9, 2022. Each revolving loan under the credit facility bears interest on the outstanding principal amount thereof from the date made until paid in full, at a rate per annum equal to the greater of: (i) the annual rate reported as the London Interbank Offer Rate applicable to ninety (90) day deposits of United States Dollars as reported in the Money Rates Section of The Wall Street Journal on the date of determination; and (ii) 2.00%, plus 4.95% (together, the “Interest Rate”). The Interest Rate on all amounts outstanding under the credit facility is adjusted daily based on any changes in the amount under subsection (i) above and subsection (ii) above, as applicable. There are also various fees the Company pays in connection with the credit facility, including: (1) a monthly collateral monitoring fee of 1.00% of the average borrowing base during the prior month; (2) a monthly unused line fee equal to 0.75% per annum of the unused portion of the maximum amount of credit facility; (3) a minimum use fee if the outstanding revolving loan balance is less than $2 million equal to the Interest Rate times the minimum balance of $2 million; and (4) a termination fee of $100,000 if the credit facility is terminated by the Company prior to May 9, 2022. The credit facility also contains typical affirmative and negative covenants found in credit facilities of this type and amount.

The First Amendment amended the Credit Agreement by: (1) releasing seven entities from the Trillium Group of their obligations under the credit facility in connection with Trillium’s sale of those entities; (2) increasing to 5.95% the rate used to calculate the Interest Rate; (3) increasing the monthly collateral monitoring fee to 1.50%; (4) lowering the revolving commitment amount from $10 million to $7 million; and (5) waiving borrower’s failure to comply with the fixed charge coverage ratio for the fiscal quarters ending September 30, 2019, December 31, 2019, and March 31, 2020.

The Second Amendment further amended the Credit Agreement by: (1) adding the Company as a guarantor to the credit facility and releasing Trillium and it’s four principal individuals from their obligations under the credit facility; (2) increasing the term of the credit facility so that it now expires on September 29, 2023; (3) revising the termination fee to reflect the increase in the term of the credit facility; (4) modifying the fixed percentage used to calculate the Interest Rate from 5.95% to a range of 4.50% to 3.90%, depending on the outstanding loan balance during the preceding three months, with the rate decreasing as the amount borrowed increases; (5) reducing the collateral monitoring fee from 1.50% to 1.00%; (6) reducing the unused line fee from 0.75% to 0.50%; (7) increasing the maximum amount of the credit facility from $10 million to $25 million; and (8) revising terms regarding financial statements and collateral reports, limitations on certain corporate guarantors and curing defaults.

The foregoing summary of the Credit Agreement, the First Amendment and the Second Amendment are qualified in their entirety by reference to the full text of the Credit Agreement, First Amendment and Second Amendment which are attached hereto as Exhibit 10.1(a), 10.1(b) and 10.1(c), respectively, and incorporated herein by reference.

You are urged to read said exhibits attached hereto in their entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1(a)	Credit Agreement dated May 9, 2019 by and among Trillium Healthcare Group, LLC, its direct and indirect wholly-owned subsidiaries and Gemino Healthcare Finance, LLC.

10.1(b)	Waiver and First Amendment to Credit Agreement made as of April 30, 2020 by and among Trillium Healthcare Group, LLC, its direct and indirect wholly-owned subsidiaries and Gemino Healthcare Finance, LLC.

10.1(c)	Second Amendment to Credit Agreement made as of September 30, 2021 by and among Assisted 4 Living, Inc., its direct and indirect wholly-owned subsidiaries and Gemino Healthcare Finance, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 7, 2021	ASSISTED 4 LIVING, INC.

	By:	/s/ Janet Huffman
Janet Huffman, CFO